Exhibit 10.1

FOURTH AMENDMENT TO
CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of December 31, 2004, by JPMORGAN CHASE BANK, N.A., successor by merger to Bank One, NA (Main Office Chicago), as Lender (the “Lender”); MAGNETEK, INC., a Delaware corporation (“MagneTek”) and MAGNETEK ADS POWER, INC., a Delaware corporation and Subsidiary of MagneTek, as Borrowers; and MAGNETEK LEASING CORPORATION, a Delaware corporation, MAGNETEK MONDEL HOLDING, INC., a Delaware corporation, MAGNETEK NATIONAL ELECTRIC COIL, INC., a Delaware corporation and MONDEL ULC, an unlimited liability corporation organized under the laws of Nova Scotia, Canada, as Guarantors.

Recitals

A.                                   The Borrowers, the Guarantors and the Lender have entered into a Credit Agreement dated as of August 15, 2003, as amended by the First Amendment to Credit Agreement dated as of November 25, 2003, by the Second Amendment to Credit Agreement dated as of February 12, 2004, and by the Third Amendment to Credit Agreement dated as of September 9, 2004 (as amended, the “Credit Agreement”).  Capitalized terms used, but not defined, in this Amendment which are defined in the Credit Agreement will have the meanings given to them in the Credit Agreement.

B.                                     The Borrowers and the Guarantors desire that the Lender: (i) waive certain Defaults and (ii) agree to certain amendments to the Credit Agreement, all as contemplated by the terms, and subject to the conditions, of this Amendment.

C.                                     The Lender is willing to waive such Defaults and amend the Credit Agreement as contemplated by the terms, and subject to the conditions, of this Amendment.

Statement of Amendment

In consideration of the mutual covenants and agreements and the conditions set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lender, the Borrowers, and the Guarantors hereby agree as follows:

1.                                       Waiver of Current Financial Covenant Defaults. Based on financial information submitted by the Borrowers to the Lender, Defaults (collectively, the “Current Covenant Defaults”) have occurred: (i) under Section 6.29.2 of the Credit Agreement with respect to the Fixed Charge Coverage Ratio for the Test Period ended September 26, 2004 (a required 1.25 to 1 opposite an actual result of a negative ratio), (ii) Section 6.29.3 of the Credit Agreement with respect to the EBITDA Covenant for the Test Period ended September 26, 2004 (a required $2,750,000 opposite an actual result of ($1,009,000)), and (iii) Section 6.34(c) of the Credit Agreement with respect to the Operating Profit Covenant of TPG for the Test Period ended September 26, 2004 (a required maximum loss of ($1,250,000) opposite an actual result of

($1,315,000)). The Loan Parties have requested that the Lender waive the Current Covenant Defaults.  The Lender hereby waives the Current Covenant Defaults for the specific periods indicated. The waiver provided in this Section 1 will not apply to any other Default or Unmatured Default, whether past, present, or future, including, without limitation, any violations of the above described financial covenants as of dates other than that specifically referenced in this Section 1. The waiver provided in this Section 1, either alone or together with other waivers which the Lender may give from time to time, shall not, by course of dealing, implication or otherwise, obligate the Lender to waive any Default or Unmatured Default, past, present or future, other than those specifically waived by this Amendment, or reduce, restrict or in any way affect the discretion of the Lender in considering any future waiver requested by the Borrowers or any of the other Loan Parties.

2.                                       Amendments to the Credit Agreement.

2.1                                 The definition of “Reserves” in Section 1.1 of the Credit Agreement is hereby amended in its entirety by substituting the following in its stead:

“Reserves” means any and all reserves which the Lender deems necessary, in its Permitted Discretion, to maintain (including reserves resulting from any Defaults, for cost testing, aged credits, accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, reserves for rent at locations leased by any Loan Party and for warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Rate Management Transactions, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.  Without limiting the generality of the forgoing, Borrowers expressly agree that Reserves include (a) a reserve for the amount then due and owing to Lender or an Affiliate of Lender under the Equipment Leases, as determined by Lender from time to time, (b) a reserve for Lender’s automated clearinghouse exposure as it respects Borrowers, as determined by Lender from time to time and (c) a fixed availability reserve in the amount of Seven Million Dollars ($7,000,000) (the “Availability Reserve”).

2.2                                 Section 6.29.2 of the Credit Agreement is hereby amended in its entirety by substituting the following in its stead:

6.29.2.               Minimum Fixed Charge Coverage Ratio. The Borrowers will not permit the Fixed Charge Coverage Ratio (“Fixed Charge Coverage Ratio Covenant”) for any Test Period ending on the dates set forth below to be less than the ratio set forth below opposite such Test Period ending on such date:

Test Period	Minimum Fixed Charge Coverage Ratio

Fiscal Quarter beginning March 28, 2005 and ending on June 26, 2005	1.250:1.0

Four Consecutive Fiscal Quarters ending September 26, 2006 and each Four Consecutive Fiscal Quarters thereafter	1.250:1.0

2.3                                 Sections 6.29.3 and 6.29.4 of the Credit Agreement each is hereby amended in their entirety by substituting the following in their stead:

6.29.3. Minimum EBITDA. The Borrowers shall not permit Consolidated EBITDA (“EBITDA Covenant”) to be less than the amounts set opposite the Test Periods set forth below:

Test Period	Minimum EBITDA

Fiscal Quarter beginning March 28, 2005 and ending on June 26, 2005	$1,050,000

Four Consecutive Fiscal Quarters ending September 26, 2006 and each Four Consecutive Fiscal Quarters thereafter	$5,500,000

6.29.4. Minimum Availability. The Borrowers shall maintain, at all times and under all circumstances, Availability of not less than $500,000 in the aggregate; providedthat if Availability is less than $1,000,000 in the aggregate for two consecutive Business Days (“Availability Condition”), then, within 30 days after each Availability Condition, the Borrowers will incur additional unsecured Subordinated Indebtedness, unsecured Debt For Borrowed Money from SPA, or cause equity to be contributed to MagneTek in cash in an aggregate amount at least equal to $1,000,000 with respect to the occurrence of each such Availability Condition.  Notwithstanding the foregoing, so long as the Availability Reserve is in effect, Borrowers shall not be required to maintain any minimum Availability under this Section 6.29.4.

2.4                                 Section 6.34(a) of the Credit Agreement is hereby amended in its entirety by substituting the following in its stead:

(a)                 ICG:

Test Period	Minimum Operating Profit of ICG

Fiscal Quarter beginning March 28, 2005 and ending on June 26, 2005	$2,325,000

Four Consecutive Fiscal Quarters ending September 26, 2006 and each Four Consecutive Fiscal Quarters thereafter	$7,000,000

3.                                       Reaffirmation of Security.  The Borrowers, Guarantors and the Lender hereby expressly intend that this Amendment shall not in any manner (i) constitute the refinancing, refunding, payment or extinguishment of the Obligations evidenced by the existing Loan Documents; (ii) be deemed to evidence a novation of the outstanding balance of the Obligations; or (iii) affect, replace, impair, or extinguish the creation, attachment, perfection or priority of the Liens on the Collateral granted pursuant to the Loan Documents evidencing, governing or creating a Lien on the Collateral.  The Borrowers and Guarantors ratify and reaffirm any and all grants of Liens to the Lender on the Collateral as security for the Obligations, and the Borrowers and Guarantors acknowledge and confirm that the grants of the Liens to the Lender on the Collateral: (a) represent continuing Liens on all of the Collateral, (b) secure all of the Obligations, and (c) represent valid, first and best Liens on all of the Collateral except to the extent, if any, of the Permitted Liens.

4.                                       Representations.  To induce the Lender to accept this Amendment, the Borrowers and the Guarantors hereby represent and warrant to the Lender as follows:

4.1                                 Each Borrower and Guarantor has full power and authority to enter into, and to perform its obligations under, this Amendment, and the execution and delivery of, and the performance of its obligations under and arising out of, this Amendment have been duly authorized by all necessary corporate action.

4.2                                 This Amendment constitutes the legal, valid and binding obligations of each Borrower and Guarantor enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

4.3                                 Each of the Borrower’s and each of the Guarantor’s representations and warranties contained in the Loan Documents are complete and correct as of the date of this Amendment (other than a representation or warranty that is stated to relate solely to an earlier date) with the same effect as though such representations and warranties had been made again on and as of the date of this Amendment, subject to those changes as are not prohibited by, or do not constitute a Default under, the Loan Documents.

4.4                                 No Default or Unmatured Default has occurred and is continuing, other than the Current Covenant Defaults specified under Section 1 of this Amendment.

6.                                       Costs and Expenses; Fee.  The Borrowers will promptly on demand pay or reimburse the Lender for the reasonable costs and expenses incurred by the Lender in connection with this Amendment.  The Borrowers will pay to the Lender an amendment and waiver fee in the amount of $25,000 upon Borrowers’ and Guarantors’ execution of this Amendment.

7.                                       Release.  The Borrowers and the Guarantors hereby release the Lender from any and all liabilities, damages and claims arising from or in any way related to the Loans or any of the Loan Documents, other than such liabilities, damages and claims which arise after the execution of this Amendment.  The foregoing release does not release or discharge, or operate to waive performance by, the Lender of its express agreements and obligations stated in the Loan Documents on and after the date of this Amendment.

8.                                       Continuing Effect of Credit Agreement.  Except as expressly amended hereby, all of the provisions of the Credit Agreement are ratified and confirmed and remain in full force and effect.

9.                                       One Agreement; References; Fax Signature.  The Credit Agreement, as amended by this Amendment, will be construed as one agreement.  All references in any of the Loan Documents to the Credit Agreement will be deemed to be references to the Credit Agreement as amended by this Amendment.  This Amendment may be signed by facsimile signatures, and if so signed, (i) may be relied on by each party as if the document were a manually signed original and (ii) will be binding on each party for all purposes.

10.                                 Captions.  The headings to the Sections of this Amendment have been inserted for convenience of reference only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

11.                                 Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

12.                                 Entire Agreement.  This Amendment, together with the Credit Agreement and the other Loan Documents, sets forth the entire agreement of the parties with respect to the subject matter of this Amendment and supersedes all previous understandings, written or oral, in respect of this Amendment.

13.                                 Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Ohio (without regard to Ohio conflicts of law principles).

14.                                 Reaffirmation of Guaranties.  The Guarantors hereby each reaffirm their respective Guaranty and acknowledge and agree that no Guarantor is released from its obligations under its Guaranty by reason of this Amendment and that the obligations of the

Guarantors under their respective Guaranties extend to the Credit Agreement and the other Loan Documents as amended by this Amendment.  This reaffirmation of Guaranty shall not be construed, by implication or otherwise, as imposing any requirement that the Lender notify or seek the consent of any of the Guarantors relative to any past or future extension of credit, or modification, extension or other action with respect thereto, in order for any such extension of credit or modification, extension or other action with respect thereto to be subject to the Guaranties, it being expressly acknowledged and reaffirmed that the Guarantors have under each respective Guaranty consented, among others things, to modifications, extensions and other actions with respect thereto without any notice thereof or consent thereto.

15.                                 Other Documents.  With the signing of this Amendment, the Borrowers and Guarantors will deliver to the Lender such other documents, instruments, and agreements deemed necessary or desirable by the Lender to effect the amendments to the Borrowers’ credit facilities with the Lender contemplated by this Amendment.

[REMAINDER INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Borrowers and the Guarantors have executed this Amendment to be effective as of the date set forth in the opening paragraph of this Amendment.

THE BORROWERS:

MAGNETEK, INC.

By:	/s/ David P. Reiland
David P. Reiland, Executive Vice President and Chief Financial Officer

MAGNETEK ADS POWER, INC.

By:	/s/ David P. Reiland
David P. Reiland, President

THE GUARANTORS:

MONDEL ULC

By:	/s/ David P. Reiland
David P. Reiland, President

MAGNETEK MONDEL HOLDING, INC.

By:	/s/ David P. Reiland
David P. Reiland, President

MAGNETEK LEASING CORPORATION

By:	/s/ David P. Reiland
David P. Reiland, President

MAGNETEK NATIONAL ELECTRIC COIL, INC.

By:	/s/ David P. Reiland
David P. Reiland, President

Accepted at Cincinnati, Ohio, as of December 31, 2004

JPMORGAN CHASE BANK, N.A.
(successor by merger to Bank One, NA (Main Office Chicago))

By:	/s/ Jeffrey W. Swartz
Jeffrey W. Swartz, Vice President